UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/12/2008

Encorium Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21145

Delaware	56-1668867
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Glenhardie Corporate Center,
1275 Drummers Lane, Suite 100, Wayne, Pennsylvania 19807
(Address of principal executive offices, including zip code)

610-975-9533
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 6, 2008, Encorium Group, Inc. (the "Company") received notice from the staff of the Nasdaq Stock Market ("Nasdaq") indicating that, due to the June 16, 2008 resignation of Paul J. Schmitt as a member of the Company's Board of Directors, the Company was not then in compliance with Nasdaq Marketplace Rule 4350(c)(1) which requires listed companies to have a majority of independent board members on their Board of Directors. Solely to comply with Rule 4350 (d)(4) on August 11, 2008, pursuant to Section 3.1 of the Company's Bylaws the Board of Directors of the Company resolved to reduce the number of the Board of Directors to five directors. Dr. Borow, a non-independent director, stepped down from the board on August 11, 2008, the result of which the Company now has five directors, of which three are independent. In a letter dated August 11, 2008, Nasdaq recognized the changes described above and indicated that the Company is now in compliance with Marketplace Rule 4350.
In accordance with Marketplace Rule 4803(a), on August 12, 2008, the Company issued a press release announcing the Company's receipt of the Nasdaq listing standards notice, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The information set forth in Item 3.01 of this Form 8-K is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.    Description

99.1    Press release dated August 12, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encorium Group, Inc.

Date: August 12, 2008	By:	/s/ Philip L. Calamia
Philip L. Calamia
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated August 12, 2008.